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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

        BOSTON LIFE SCIENCES ANNOUNCES THE COMPLETION OF ITS PHASE III
                               THERAFECTIN TRIAL


Boston, MA -- August 18, 1997--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it has completed its Phase III trial for Therafectin(R), the Company's oral drug for the treatment of Rheumatoid Arthritis. The double-blind, placebo-controlled trial enrolled 218 patients at 25 sites in the U.S. Results are currently expected to be available within the next six to eight weeks, after clinical data has been collected from the sites and analyzed.

"We are pleased to have completed this pivotal trial, which compared Therafectin to placebo in patients with active Rheumatoid Arthritis over a 20 week period," said Dr. Marc Lanser, Chief Scientific Officer of BLSI. "The study was designed with very clear measurable end points, and we therefore expect unambiguous results", added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to THERAFECTIN, BLSI's products in clinical trials or in preclinical development include Troponin I, a natural anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, M.D.                or             S. David Hillson
Chief Scientific Officer                           President and CEO
617-425-0200                                       617-425-0200


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